Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement Filed April 24, 2007
Registration Statement No. 333-132868
The following communication has been distributed to certain customers of Zions Direct, Inc., an affiliate of the Issuer and the auction agent for the public auction for the registered offering of the Issuer’s Employee Stock Option Appreciation Rights Securities, Series 2007.
The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement of Zions Bancorporation filed with the Securities Exchange Commission (the “SEC”) on April 24, 2007 (including the base prospectus filed with the SEC on March 31, 2006, as well as the documents incorporated by reference therein).
BID ON ESOARS™
ESOARS™ (Employee Stock Option Appreciation Rights Securities) are tracking securities designed to provide a market basis for estimating the fair value of stock options granted to employees. Zions Direct is the only brokerage offering ESOARS™ Auctions*, so learn more.
CD Auctions
Auction Results

Term	Yield	End Date
1-Month	5.500%	4/30/2007	VIEW RESULTS
1-Year	5.450%	4/27/2007	VIEW RESULTS
6-Month	5.537%	4/26/2007	VIEW RESULTS
3-Month	5.512%	4/25/2007	VIEW RESULTS
Live Auctions** | Minimum Investment $1,000 | FDIC Insured

Term	Auction Date	Issue Amount
3-Month	Wed, Apr 25th 3:00 pm EDT - Wed, May 2nd 2:00 pm EDT	$1,000,000	VIEW LIVE AUCTION
5-Year	Thu, Apr 26th 3:00 pm EDT - Thu, May 3rd 1:00 pm EDT	$200,000	VIEW LIVE AUCTION
6-Month	Thu, Apr 26th 3:00 pm EDT - Thu, May 3rd 2:00 pm EDT	$1,000,000	VIEW LIVE AUCTION
1-Year	Fri, Apr 27th 3:00 pm EDT - Fri, May 4th 2:00 pm EDT	$500,000	VIEW LIVE AUCTION
For more information on these rates or other Zions Direct offerings, call 1-800-524-8875
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Zions Direct
One South Main Street, 17th Floor
Salt Lake City, UT 84111
*The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 524-8875.
Each individual investor must determine whether the ESOARS™ are a suitable investment based on financial situation, investment objectives, and risk tolerance. There can be no assurance of a trading market for ESOARS™. Investing in the ESOARS™ involves risks.
**The auction and the subject Auctioned CDs may not be made available to, and if unavailable may not be bid on, sold to, or purchased by, residents of states where such offer, bid and/or sale would require filings under applicable state securities laws. Further terms and conditions are provided by the Auctioned Certificate of Deposit Disclosure Statement, and any supplement thereof, if any, and the Zions Direct CD Auction Process which can be accessed elsewhere on this Website and are hereby incorporated in their entirety and made a part hereof by this reference. These CDs may not be easily sold in a secondary market. Investors who sell CDs prior to maturity may receive more or less than the principal invested due to fluctuations in interest rates or lack of liquidity. If CDs are sold before maturity, the yield may be higher or lower than the initial auction yield.